Item 30. Exhibit (h) i. b. 2. iii.

THIRD AMENDMENT TO BUSINESS AGREEMENT

This Third Amendment, dated as of April 2 , 2024, is by and among Massachusetts Mutual Life Insurance Company (“MassMutual”), MML Strategic Distributors, LLC (“MSD”), American Fund Distributors, Inc. (“AFD”), and Capital Research and Management Company (“CRMC”). This Amendment amends the Business Agreement dated March 7, 2003 as amended (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the parties desire to amend the Agreement to make Class 4 shares of the American Funds Insurance Series (the “Series”) available as an underlying investment to the Contracts.

NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions as set forth herein and for other good and valuable consideration, the parties do hereby agree as follows:

1.	The eighth Whereas clause of the Agreement is hereby deleted and replaced with the following:

WHEREAS, Class 2 and Class 4 shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation Agreement among the Series, CRMC and MassMutual to be executed in the form attached hereto as Exhibit A (the "Fund Participation Agreement"); and

2.       Section 23 of the Agreement is hereby deleted and replaced with the following:

23. The Series will pay MassMutual a Rule 12b-l service fee to be accrued daily and paid monthly at an annual rate of [____]% of the average daily net assets of the Class 2 and Class 4 assets of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2 and Class 4 shares of each Fund so long as the Series' 12b-1 plan is effective with respect to the Class 2 and Class 4 shares of a Fund. Such payments shall be calculated by the Series and be paid by the Series to MassMutual as soon as practicable after the end of each month and in any event within thirty days.

3.	Except as expressly amended herein, all representations and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto executed and delivered this Amendment as of the date first written above.

Massachusetts Mutual Life Insurance Company

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product
Date:	April 2, 2024

MML Strategic Distributors, LLC

By:	/s/ Matthew Digangi
Name:	Matthew Digangi
Title:	Director, Chief Executive Officer, and President
Date:	4/2/24

American Funds Distributors, Inc.

By:	/s/ Tim McHale
Name:	Tim McHale
Title:	Secretary
Date:	3/27/24

Capital Research and Management Company

By:	/s/ Tim McHale
Name:	Tim McHale
Title:	Sr. VP & Sr. Counsel, Fund Business Group
Date:	3/27/24